Exhibit 99.1

SuRo Capital Corp. Declares $0.75 Per Share Cash Dividend

Over $210 Million in Total 2021 Declared Dividends or $8.00 Per Share

NEW YORK, NY, December 20, 2021 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital” or the “Company”) (Nasdaq: SSSS) today announced the Company’s Board of Directors has declared a cash dividend in the amount of $0.75 per share payable on January 14, 2022 to the Company’s stockholders of record as of the close of business on December 31, 2021. The dividend will be paid in cash.

“We are pleased to announce our Board of Directors has declared a cash dividend in the amount of $0.75 per share,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital. “This dividend brings the total amount of dividends declared in 2021 to $8.00 per share or more than $210.0 million in total distributions and highlights the most successful year for shareholder return in SuRo Capital’s history. We are excited about the strength of our investment portfolio and the many compelling transactions ahead. We look forward to previewing our 2022 dividend strategy in conjunction with our Q4 earnings.”

SuRo Capital’s $0.75 per share cash dividend payable on January 14, 2022 is expected to be reported as capital gains dividends and treated as long-term capital gains by stockholders.

2021 Dividend Declarations

On January 26, 2021, SuRo Capital’s Board of Directors declared a dividend of $0.25 per share paid on February 19, 2021 to the Company’s stockholders of record as of the close of business on February 5, 2021. The dividend was paid in cash.

On March 8, 2021, SuRo Capital’s Board of Directors declared a dividend of $0.25 per share paid on April 15, 2021 to the Company’s stockholders of record as of the close of business on March 30, 2021. The dividend was paid in cash.

On May 4, 2021, SuRo Capital’s Board of Directors declared a dividend of $2.50 per share paid on June 30, 2021 to the Company’s stockholders of record as of the close of business on May 18, 2021. The dividend was paid in cash and shares of the Company’s common stock.

On August 3, 2021, SuRo Capital’s Board of Directors declared a dividend of $2.25 per share paid on September 30, 2021 to the Company’s stockholders of record as of the close of business on August 18, 2021. The dividend was paid in cash and shares of the Company’s common stock.

On November 2, 2021, SuRo Capital’s Board of Directors declared a dividend of $2.00 per share payable on December 30, 2021 to the Company’s stockholders of record as of the close of business on November 18, 2021. The dividend will be paid in cash and shares of the Company’s common stock.

On December 20, 2021, SuRo Capital’s Board of Directors declared a dividend of $0.75 per share payable on January 14, 2022 to the Company’s stockholders of record as of the close of business on December 31, 2021. The dividend will be paid in cash.

Certain Information Regarding the Dividends

The date of declaration and amount of any dividends, including any future dividends, are subject to the sole discretion of SuRo Capital’s Board of Directors. The aggregate amount of the dividends declared and paid by SuRo Capital will be fully taxable to stockholders. The tax character of SuRo Capital’s dividends cannot be finally determined until the close of SuRo Capital’s taxable year (December 31). SuRo Capital will report the actual tax characteristics of each year’s dividends annually to stockholders and the IRS on Form 1099- DIV subsequent to year-end.

Registered stockholders with questions regarding declared dividends may call American Stock Transfer at 800-937-5449.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high- growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in New York, NY and has offices in San Francisco, CA. Connect with the company on Twitter, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp. (650) 235-4769

IR@surocap.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@surocap.com